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                                 EXHIBIT 23.2

                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors and Stockholders
TCI Communications, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of TCI Satellite Entertainment, Inc. of our report, dated October 21, 1996, relating to the combined balance sheets of "TCI SATCO" (a combination of certain satellite television assets of TCI Communications, Inc.) as of December 31, 1995 and 1994, and the related combined statements of operations, parent's investment, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Registration Statement on Form 10, as amended by Form 10/A (Amendments No. 1, 2 and 3), of TCI Satellite Entertainment, Inc.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
December 11, 1996